Exhibit 24.1

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned hereby makes, constitutes and appoints Rolf Starck, as the undersigned’s true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:	/s/ Hubert Birner
Dr. Hubert Birner

By:	/s/ Alexandra Goll
Dr. Alexandra Goll

By:	/s/ Stefan Fischer
Stefan Fischer

By:	/s/ Helmut Schuhsler
Helmut Schuhsler

Dated: March 19, 2013